Exhibit 99.1

Vitacost.com Announces Results for the First Quarter 2014

Company Reports Record Revenue of $104.8 Million

BOCA RATON, Fla., May 8, 2014 – Vitacost.com, Inc. (NASDAQ:VITC), a leading online retailer of healthy living products, today reported financial results for the first quarter ended March 31, 2014. The Company reported total net sales of $104.8 million, a 7% increase from total net sales of $97.8 million for the first quarter of 2013. Shipped orders on the Company’s core vitacost.com website increased 5% year-over-year in the first quarter benefiting from the addition of 266,000 new customers.

Non-GAAP adjusted EBITDA was a loss of $0.7 million for the first quarter of 2014, excluding fees related to the Company’s freight savings program, compared to $0.3 million in adjusted EBITDA generated in the first quarter of 2013. The Company reported an operating loss of $3.9 million in the first quarter of 2014, compared to an operating loss of $3.0 million in the first quarter of 2013.

“In the first quarter, we launched a national television advertising test and remain focused on increasing our reach to a wider base of customers,” stated Jeffrey Horowitz, Vitacost.com’s Chief Executive Officer. “In addition, we released numerous new enhancements to our website to further improve the customer experience with many more to come throughout the year.”

First Quarter Financial Highlights

Customer Acquisition: The Company added 266,000 new customers in the first quarter of 2014 on its vitacost.com website, a 2% year-over-year decline. In total, the Company added 389,000 new customers in the first quarter of 2014, an increase of 7% year-over-year, including results from the Company’s Amazon.com sales channel.

Active Customer Base: The number of active customers on the Company’s vitacost.com website was 1.8 million at the end of the first quarter, up 7% year-over-year. The Company ended the first quarter of 2014 with 2.3 million total active customers, up 8% year-over-year, including results from the Company’s Amazon.com sales channel.

Number of Shipped Orders: The Company shipped 1.3 million orders generated from its vitacost.com website, up 5% year-over-year. The Company shipped 1.5 million total orders in the first quarter of 2014, up 8% year-over-year, including results from the Company’s Amazon.com sales channel.

Average Order Value: The Company’s AOV from its vitacost.com website was $75.55, a 2% year-over-year increase. Total AOV for the first quarter of 2014 was $69.95, an increase of 1% year-over-year, including orders generated from the Company’s Amazon.com sales channel which carries a lower AOV.

Gross Margin: Gross margin was 22.1% in the first quarter of 2014 compared to 23.1% in the first quarter of 2013.

Fulfillment Expense: Fulfillment expense on a per order shipped basis decreased 1% year-over-year, excluding fees related to the Company’s freight savings program. As a percentage of net sales, fulfillment expense was 8.8% for the first quarter of 2014 compared to 9.0% in the first quarter of 2013, excluding certain items in the year ago quarter. Excluding fees related to the Company’s current freight savings program, which is expected to expire in mid-2014, fulfillment expense as a percentage of net sales was 8.2% in the first quarter of 2014, consistent with the year ago quarter.

Sales & Marketing Expense: Sales and marketing expense was $8.7 million or 8.3% of net sales in the first quarter of 2014, compared to $8.4 million or 8.6% of net sales in the first quarter of 2013.

Balance Sheet: The Company had cash and cash equivalents of $29.1 million as of March 31, 2014.

E-Commerce Metrics

A copy of historical e-commerce metrics is available on the Company's website at http://investor.vitacost.com.

Conference Call Information

The Company will host a conference call to discuss these results and will provide additional comments and details at that time. Participating on the call will be Jeffrey Horowitz, the Company’s Chief Executive Officer and Brian Helman, the Company’s Chief Financial Officer.

The conference call is scheduled to begin today at 10:00 a.m. ET. The call will be broadcast live over the Internet hosted on the Investor Relations section of Vitacost.com's website at http://investor.vitacost.com, and will be archived online through May 22, 2014. In addition, you may dial (877) 705-6003 to listen to the live broadcast.

A telephonic playback will be available from 1:00 p.m. ET, May 8, 2014, through May 22, 2014. Participants can dial (877) 870-5176 to hear the playback. The pass code is 13580905.

About Vitacost.com, Inc.

Vitacost.com, Inc. (Nasdaq:VITC) is a leading online retailer of healthy living products, including dietary supplements such as vitamins, minerals, herbs and other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, pet products, sports nutrition and health foods.  Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com.  Vitacost.com, Inc. strives to offer its customers the broadest selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the Company’s future growth prospects, the Company’s expectations regarding customer growth and future investments to support growth, involve known and unknown risks and uncertainties, which may cause the Company’s actual results in current or future periods to differ materially from those anticipated or projected herein. Those risks and uncertainties include, among other things, significant competition in the Company’s industry; unfavorable publicity or consumer perception of the Company’s products on the Internet; the incurrence of material product liability and product recall costs; costs of compliance and the Company’s failure to comply with government regulations; inability to defend intellectual property claims; the Company’s failure to keep pace with the demands of customers for new products; the current global economic climate; disruptions in the Company’s information technology systems, and the lack of long-term experience with human consumption of some of the Company’s products with innovative ingredients. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the full year ended December 31, 2013 and in the Company's subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof.

Discussion of Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), Vitacost.com uses the non-GAAP measure of adjusted EBITDA, defined as earnings before interest, taxes, depreciation, and amortization of intangible assets. To adjust for the impact of certain matters in 2013, the Company has further adjusted its EBITDA calculation to exclude the impact of stock-based compensation expense and expenses from certain legal actions, settlements and related costs, severance costs, and certain other charges and credits. These non-GAAP measures are provided to enhance the user’s overall understanding of the Company’s current financial performance. Management believes that adjusted EBITDA provides useful information to the Company and to investors by excluding certain items that may not be indicative of the Company’s core operating results. However, adjusted EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net income/loss, cash flows, or other consolidated income/loss or cash flow data prepared in accordance with GAAP, or as a measure of the Company’s profitability or liquidity. Although adjusted EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Operating income (loss) is the closest financial measure prepared by the Company in accordance with GAAP in terms of comparability to adjusted EBITDA. Attached at the end of this release is a reconciliation of reported operating income (loss) determined under GAAP to the presentation of adjusted EBITDA.

Vitacost.com, Inc.

Consolidated Balance Sheets

(In thousands, except par value)

	As of
Assets	March 31, 2014	December 31, 2013
Current Assets
Cash and cash equivalents	$29,092	$24,799
Accounts receivable, net	2,957	1,486
Inventory	35,653	37,143
Prepaid expenses	1,159	902
Other current assets	490	567
Total current assets	69,351	64,897

Property and equipment, net	29,315	30,288

Other assets	3,256	3,192

Total assets	$101,922	$98,377

Liability and Stockholders' Equity
Current Liabilities
Accounts payable	34,475	29,357
Deferred revenue	5,135	4,634
Accrued expenses	6,760	6,326
Total current liabilities	46,370	40,317

Deferred tax liability	415	402
Total liabilities	$46,785	$40,719

Commitments and Contingencies

Stockholders' Equity
Preferred stock, par value $.00001 per share; 25,000 shares authorized; no shares issued and outstanding	-	-
Common stock, par value $.00001 per share; 100,000 shares authorized; 34,054 and 34,050 shares issued and outstanding at March 31, 2014, and December 31, 2013, respectively	-	-
Additional paid-in capital	115,048	113,658
Warrants	4,347	4,347
Accumulated deficit	(64,258)	(60,347)
Total stockholders' equity	55,137	57,658
Total liabilities and stockholders' equity	$101,922	$98,377

Vitacost.com, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share)

(Unaudited)

	Three Months Ended
	March 31, 2014			March 31, 2013
	As Reported	Adjustments	Excluding Adjustments	As Reported	Adjustments	Excluding Adjustments

Net Sales	$104,830		$104,830	$97,756		$97,756

Cost of Goods Sold	81,712		81,712	75,127		75,127
Gross Profit	23,118		23,118	22,629		22,629

Fulfillment	9,264		9,264	8,915	135	8,780
Sales & Marketing	8,700		8,700	8,417		8,417
General & Administrative	9,075		9,075	8,303		8,303
Total Operating Expenses	27,039		27,039	25,635		25,500

Operating Loss	(3,921)		(3,921)	(3,006)		(2,871)

Other Income	23		23	20		20

Loss Before Income Taxes	(3,898)		(3,898)	(2,986)		(2,851)
Income Tax Expense	(13)		(13)	(13)		(13)

Net Loss	$(3,911)		$(3,911)	$(2,999)		$(2,864)

EPS
Basic	$(0.11)		$(0.11)	$(0.09)		$(0.09)
Fully Diluted	$(0.11)		$(0.11)	$(0.09)		$(0.09)

Basic Shares Outstanding	34,051		34,051	33,519		33,519
Fully Diluted Shares Outstanding*	34,051		34,051	33,519		33,519

*The inclusion of common stock equivalents in the calculation of diluted earnings per share during the periods was anti-dilutive

Vitacost.com - Supplemental Net Sales Information

($ in 000s)

	Three Months Ended March 31,
	2014	2013
Third-party products	$80,676	$74,545
Proprietary products	20,513	19,382
Freight	3,641	3,829
Net sales	$104,830	$97,756

Adjusted EBITDA Calculation ($ in 000s)

	Three Months Ended March 31,
	2014	2013
Reported operating loss	$(3,921)	$(3,006)
Depreciation and amortization	1,704	1,655
Stock-based compensation expense	840	775

Adjustments:
- Severance/recruiting for executives		135
- Fees for freight savings program	671	754

Adjusted EBITDA	$(706)	$313

Investor Contact:

Vitacost.com

Kathleen Reed

Director of Investor Relations

561.982.4180 #2292

Kathleen.reed@vitacost.com

ICR, Inc.

Katie Turner

Managing Director

646.277.1228

Katie.turner@icrinc.com